The Case for India Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-126811 January 22, 2007

1 Agenda Why invest in India? Current ways to access India Introducing iPath SM MSCI India Index SM ETN

The importance of international investing –
revisited
U.S. market is not a complete investment set
Unique companies and industries exist outside the U.S.
Growing importance of non-U.S. countries in the world equation
Faster long-term growth rates may be available
Emerging economies still developing infrastructure
Portfolio risk reduction
Over the last 10 years, correlations to the U.S. equity
markets range from 0.3 to 0.9*
Continued institutional commitment to this asset class
*A. Olma, L.B. Siegel, “Why Invest Internationally?”
Investment Insights, May 2005.

3 Where are emerging markets? Developed Markets Ex-U.S. Emerging Markets 8 out of 10 people live in developing countries. MSCI Regional Classifications Sources: MSCI, World Bank (2004). United States

Why invest in India?
Emerging markets as an asset class
Portfolio diversification benefits
India’s growing economic significance
Unique exposures
Information Technology and business process
Global leadership with world class companies

5 GDP growth rates – India and the U.S. 0.0 1.0 2.0 3.0 4.0 5.0 6.0 7.0 8.0 9.0 2000 2001 2002 2003 2004 2005 India U.S. Sources: World Bank

The investment case for India
Sources: MSCI, S&P, Lehman Brothers, BGI, as of 12/31/2006.
5 year correlations
S&P 500
Index
Lehman U.S.
Aggregate
Index
MSCI EAFE
Index
MSCI
Emerging
Markets Index
MSCI India
Total Return
IndexSM
S&P 500 Index 1.00
Lehman U.S.
Aggregate Index
-0.28 1.00
MSCI EAFE Index 0.85 -0.19 1.00
MSCI Emerging
Markets Index
0.77 -0.14 0.85 1.00
MSCI India Total
Return Index
SM
0.40 0.01 0.51 0.64 1.00
Historical volatility
S&P 500
Index
Lehman U.S.
Aggregate
Index
MSCI EAFE
Index
MSCI
Emerging
Markets Index
MSCI India
Total Return
IndexSM
5 year 12.4 3.8 13.5 18.1 23.4

Strategic and tactical opportunities
Sources: MSCI, S&P, Lehman Brothers. BGI.
Index returns are for illustrative purposes only and do not represent actual iPath ETN performance.  Index performance returns do not reflect any investor fees, transaction costs or expenses. One cannot invest directly in an index. Past performance does not guarantee future results. For actual iPath ETN performance, please visit www.iPathETN.com or call 1-877-76-iPATH.
Annualized Returns
as of 12/31/2006
S&P 500
Index
Lehman U.S.
Aggregate
Index
MSCI EAFE
Index
MSCI
Emerging
Markets
Index
MSCI India
Total Return
IndexSM
1 year 15.8% 4.3% 26.3% 32.2% 51.0%
3 year 10.4% 3.7% 19.9% 30.5% 35.3%
5 year 6.2% 5.1% 15.1% 26.6% 36.6%

Sources: MSCI, S&P.  Holdings as of 9/30/2006.
The Global Industry Classification Standard (GICS) was developed by and is the exclusive property of MSCI and Standard &
Poor's.  "Global Industry Classification Standard (GICS)" is a service mark of MSCI and Standard & Poor's.
Unique exposures: MSCI India Total Return
Index
SM
GICS Sector weight (%)
MSCI India Total
Return IndexSM
S&P 500 Index
MSCI Emerging
Markets Index
Consumer Discretionary 7.4                        10.1                      6.5
Consumer Staples 7.8                        9.6                        5.4
Energy 15.8                      9.3                        17.5
Financials 19.2                      22.3                      19.2
Heathcare 5.3                        12.7                      2.1
Industrials 9.3                        10.9                      7.6
Information Technology 20.9                      15.3                      15.2
Materials 7.2                        2.9                        12.4
Telecommunications 4.6                        3.5                        10.7
Utilities 2.5                        3.4                        3.4

Top companies span sectors
Source: MSCI as of 12/31/2006.
MSCI India Total Return IndexSM
Weight % GICS Sector
1. Infosys Technologies Ltd. 14.3                      Information Technology
2. Reliance Industries Ltd. 11.5                      Energy
3. ICICI Bank Ltd. 8.0                        Financials
4. Reliance Communications Ltd. 4.6                        Telecommunications
5. Housing Development Finance Corp. 4.3                        Financials
6. HDFC Bank Ltd. 3.3                        Financials
7. Satyam Computer Services Ltd. 3.2                        Information Technology
8. Oil & Natural Gas Corp. Ltd. 3.2                        Energy
9. ITC Ltd. 2.8                        Consumer Staples
10. Tata Motors Ltd. 2.5                        Industrials
Top 10 Holdings Total 57.7

India investment alternatives… are limited!
Local Indian securities
Restricted access to retail investors
Tax consequences and foreign ownership limits
U.S. listed ADRs
Incomplete coverage of India market
Closed and open end mutual funds
Structured products

11 And involve investment risk... including Emerging equity market Currency Economic, social and political Financial, accounting differences and regulatory Sovereign Liquidity and volatility

Introducing iPath Exchange Traded Notes
(ETNs)
Securities issued by Barclays Bank PLC
Senior, unsecured debt
No principal protection, interest payments or leverage
Linked to the return of the underlying index, less investor fees
No underlying holdings
Daily exchange liquidity
Short on a downtick
Weekly redemption feature
Tax efficiency
iPath ETNs trade daily on an exchange at market prices.  With short sales, you risk paying more for a security than you received from its sale.  Brokerage commissions will apply to purchases and sales of the Securities in the secondary market.  Subject to requirements described in the prospectus, the Securities may be redeemed weekly from the Issuer in large, institutional blocks
(typically 50,000 Securities).  A redemption charge will apply to early redemption of iPathSM
MSCI India IndexSM
ETNs.

New access to an evolving market
*The investor fee is equal to the Yearly Fee times the principal amount of your securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your securities times the index factor on that day
(or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the index on that day divided by the initial index level. The initial index level is the value of the index on the inception date.
† The
iPathSM
MSCI India
IndexSM
ETN will incur a redemption charge of 0.125% times the weekly redemption value upon early redemption. In addition to daily exchange liquidity, all iPath ETNs may be redeemed weekly to the Issuer in large, institutional blocks (typically 50,000
Securities), subject to requirements described in the relevant prospectus.
iPath Emerging Market ETN
Trading
Symbol
Primary
Exchange
Yearly Fee* Maturity Date
iPath
SM
MSCI India Index
SM
ETN
INP NYSE
0.89%
†
12/18/36

14 Conclusion Unique exposures New opportunities Unprecedented access

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.
Barclays Bank PLC has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at
www.sec.gov.
Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.
iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. The return on the Securities is linked to the performance of a market index. Historical values of the index or any index component should not be taken as an indication of the future performance of the index during the term of the
Securities.
Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A., assists in the promotion of iPath Exchange Traded Notes. Barclays Global Investors, N.A., and Barclays
Capital Inc., are affiliates of Barclays Bank PLC.

Risks of investing in the Securities include limited portfolio diversification, uncertain principal repayment, and illiquidity. Also, the investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. Sales in the secondary market may result in significant losses.
The Securities may be sold throughout the day on the exchange through any brokerage account. However, there are restrictions on the minimum number of Securities you may redeem directly from the Issuer, and on the dates on which you may redeem them, as specified in the applicable prospectus. Brokerage commissions will apply to purchases and sales of the
Securities in the secondary market. The sale, redemption or maturity of the Securities will generate tax consequences. The trading prices of the Securities will reflect changes in their intrinsic value as well as market supply and demand, among other factors. Factors that may influence the market value of the Securities include the time remaining to the maturity of the
Securities; supply and demand for the Securities, including inventory positions with Barclays
Capital Inc. or any other market maker; economic, financial, political, regulatory, geographical, biological, or judicial events that affect the level of the index or the market price of the index components; or the creditworthiness of Barclays Bank PLC.

The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. Your investment may therefore carry risks similar to a concentrated investment in a limited number of industries or sectors. The market value of the Securities may be influenced by many unpredictable factors, including highly volatile commodities prices.
Suspension or disruptions of market trading in commodities and related futures may adversely affect the value of your securities. Changes in the Treasury Bill rate of interest may affect the value of the index and your Securities.
Trading in futures contracts on physical commodities, including trading in the index components is speculative and can be extremely volatile. Market prices of the index components may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary and exchange control programs;
domestic and foreign political and economic events and policies; disease; pestilence;
technological developments; changes in interest rates; and monetary and other governmental policies, action and inaction. The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the value of the index and the value of your
Securities in varying ways, and different factors may cause the prices of the index components, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

An investment in the iPath ETNs linked to the MSCI India Total Return Index may carry risks similar to a concentrated securities investment in a single region. Common stock prices, especially those in an emerging market such as India, may change unpredictably, affecting the value of the index components and, consequently, the value of your Securities in unforeseeable ways. An investment in securities linked to an index of emerging market equity securities involves many risks, including economic, social, political, financial and military conditions; changes in currency exchange rates; the inflationary environment in the emerging market; regulation by the national, provincial, and local governments of the emerging market, including the imposition of taxes; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies;
different accounting and disclosure standards; and political uncertainties. The securities of emerging market companies may be more volatile than U.S. companies and may be affected by market developments in different ways than U.S. companies. Subject to requirements described in the prospectus, the Securities may be redeemed weekly to the Issuer in large, institutional blocks
(typically, 50,000 Securities). A redemption charge will apply.
SM

Barclays Bank PLC and its affiliates, including Barclays Global Investors, N.A. and its affiliates and Barclays Capital Inc. and its affiliates, do not provide tax advice.  Please note that (i) any discussion of US tax matters contained in this communication (including any attachments)
cannot be used by you for the purpose of avoiding tax penalties; (ii) this communication was written to support the promotion or marketing of the matters addressed herein; and (iii) you should seek advice based on your particular circumstances from an independent tax advisor.
iPath ETNs provide a tax-efficient means to invest in the performance of various market indexes. iPath ETNs should be treated for tax purposes as prepaid contracts with respect to the relevant index, which means that if so treated an investor will only recognize capital gain or loss upon the sale, redemption or maturity of their iPath ETN, unlike mutual funds that may be required to make capital gain distributions to shareholders. iPath ETNs will not make capital gain or income distributions, ensuring investors control over the timing of taxable events related to their investment in iPath ETNs.  The foregoing paragraph is not intended to serve as a complete description of the tax treatment of the iPath ETNs. For a more complete description, please see the description of the US federal income tax treatment of iPath ETNs in Barclays
Bank PLC’s public filings.
iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar markets and are available to retail investors; further iPath ETNs do not charge sales loads.  Buying and selling iPath ETNs will result in brokerage commissions, but the savings from potentially lower investor fees can help offset these costs. iPath ETNs can also provide a means to invest in these markets without committing resources to managing a portfolio of securities or derivatives.

The MSCI indexes are the exclusive property of Morgan Stanley Capital International Inc.
(“MSCI”). MSCI and the MSCI index names are servicemark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The Pricing Supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether
MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.
© 2007 Barclays Global Investors, N.A. All rights reserved. iPath, iPath ETNs and the iPath logo are servicemarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property of their respective owners.
• Not FDIC insured   • Have no bank guarantee   • May lose value

Prospectuses Info Sheets Frequently Asked Questions The Basics of India 1-877-76-iPath For more information, visit www.iPathETN.com